Exhibit 99.1

[GLOBAL POWER LOGO]

Global Power Equipment Group Inc.

Announces Strategic Asian Initiative to be Led by CEO

Company Also Announces Management Changes and Restructuring Program

TULSA, Oklahoma, October 24, 2003 – Global Power Equipment Group Inc. (NYSE: GEG), the “Company”, a leading design, engineering and fabrication firm providing a broad array of equipment and services to diversified global companies engaged in the power and process industries, today announced a strategic initiative focusing on China and East Asia that will be spearheaded by the Company’s chief executive officer, Larry Edwards.

In order to strengthen the Company’s existing position as one of the leading suppliers of specialty engineered components for power and process industries in China and East Asia, one of the most rapidly growing economic regions today, Mr. Edwards will personally direct an effort in Asia beginning in November. Supported by Gary Obermiller, Global Power Equipment Group’s new president and chief operating officer, Mr. Edwards will develop and implement strategies focusing on expanding sales, increasing manufacturing capacity and enhancing low-cost procurement programs to capitalize on the rising demand for power in China and East Asia. Mr. Edwards will work in tandem with engineering and support teams located in the United States, Europe and Asia to expand the Company’s sales and manufacturing presence in the region.

Management Changes:

Larry Edwards, chief executive officer, has been elected chairman of the board of Global Power Equipment Group, assuming the position previously held by Stephen Eisenstein, a senior managing director with Harvest Partners. Mr. Eisenstein will remain on the board of the Company and will serve as vice chairman and continue as chairman of the executive committee.

Gary Obermiller, previously a senior vice president of Global Power Equipment Group Inc. and president of Deltak, LLC, has been promoted to president and chief operating officer of Global Power Equipment Group Inc. In his new role, Gary Obermiller will manage Global Power Equipment Group’s operations. Mr. Obermiller joined Deltak in 1990 and was promoted to president in 1997. Since then, he was instrumental in leading Deltak through a significant expansion during which Deltak’s revenues grew fourfold. He will be located at the Company’s headquarters in Tulsa, Oklahoma.

Monte Ness, previously vice president of the gas turbine heat recovery product line with Deltak, has been promoted to president of Deltak, LLC and elected a senior vice president of Global Power Equipment Group Inc. Mr. Ness joined Deltak in 1986 as a marketing manager and has been responsible for the sales, project engineering, and project management departments during his tenure with Deltak. Mr. Ness will report to Gary Obermiller and will be located at Deltak’s headquarters in Minneapolis, MN.

Jack McSweeney, president of Consolidated Fabricators Inc., will retire effective October 31, 2003. Gene Schockemoehl, a senior vice president of Global Power Equipment Group Inc. and president of Braden Manufacturing, LLC will also become president of Consolidated Fabricators, Inc. Mr. Schockemoehl will report to Gary Obermiller and will be located at Braden Manufacturing’s headquarters in Tulsa, Oklahoma. Mr. Schockemoehl has been with Braden Manufacturing since 1968.

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Announces Management Changes – Page 2

Mike Hackner, vice president of finance and chief financial officer for the Company, will retire in December 2003. James Wilson, currently vice president of administration for the Company, will assume the position of vice president of finance and chief financial officer with all accounting and finance departments for the Company and its subsidiaries reporting directly to him. Mr. Wilson joined Braden Manufacturing in 1986 and previously served as vice president of finance and chief financial officer of Braden Manufacturing, LLC until 2000.

Commenting on the China and East Asian initiative, Larry Edwards, Chairman and CEO stated, “This announcement represents an important step forward for Global Power Equipment Group. In today’s dynamic market environment, remaining a low-cost supplier is crucial. With the dramatic shift in demand for gas turbine equipment moving outside of the United States, particularly to Asia, it is important that we continue to position our operations close to the market activity and that we move swiftly to significantly increase our manufacturing capacity in geographies that offer significant growth. With approximately 60 percent of the world’s population residing in Asia, which is exhibiting strong economic growth and sharply rising demand for electricity, expanding our local presence is essential. Supported by Gary Obermiller and our senior management team, I will be able to develop and lead an expanded Asian-based organization to add new supply sources and to work closely with our existing international manufacturing partners and customers. Expanding our presence in Asia is another example of our management team’s focus on pursuing power generation opportunities, servicing our global customer base and maximizing our profits.”

Mr. Edwards also added, “I am delighted by the appointment of Gary Obermiller to President and Chief Operating Officer. Having worked closely with Gary over the past ten years, I believe that he is ideally suited for the role in which he will be responsible for all of the Company’s operations. I would also like to personally thank Jack McSweeney and Mike Hackner for their tremendous dedication and the contributions that they have made to the Company over the years. I wish them every success in their future endeavors.”

Restructuring Program:

As part of an overall Company-wide restructuring program to enhance Global Power Equipment Group’s competitiveness and profitability, the Company will offer retirement incentive packages to a number of eligible employees. As a result of these personnel changes, the Company expects to record a pre-tax one-time restructuring charge during the fourth fiscal quarter of 2003 of between $5 million to $6 million. The Company will provide additional details of today’s announcement during the third quarter, 2003 earnings conference call and web cast scheduled for Tuesday, October 28, 2003 at 9:00 AM EST. For further information concerning that conference call and web cast, please visit the Company’s website at www.globalpower.com.

About Global Power Equipment Group

Oklahoma based Global Power Equipment Group Inc. (NYSE: GEG) is a leading designer, engineer and fabricator of a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 30 years of power generation industry experience. The Company’s equipment is installed in power plants and in industrial operations in more than 40 countries on six continents. The Company believes, that in its product lines, it has one of the largest installed bases of equipment for power generation in the world. In addition, the Company provides its customers with value-added services including engineering, retrofit, maintenance and repair. Additional information about Global Power Equipment Group may be found at www.globalpower.com.

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828 FAX: 1-918 488-8389

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Announces Management Changes – Page 3

Statements contained in this release regarding the Company’s or management’s intentions, beliefs, expectations, or predictions for the future, including, but not limited to, those regarding anticipated operating results, are forward looking statements within the meaning of U.S. federal securities laws and are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected. Information concerning some of the factors that could cause actual results to differ materially from those in, or implied by, the forward looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the period ending December 28, 2002, and other reports on file with the U.S. Securities and Exchange Commission.

Company Contact:

Bob Zwerneman

Director of Investor Relations

(918) 274-2398

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828 FAX: 1-918 488-8389